Exhibit 99.1

June 5, 2012

JOINT MEDIA RELEASE

GCI AND ALASKA COMMUNICATIONS FORM
THE ALASKA WIRELESS NETWORK, LLC

•	Wireless Facilities Company Formed To Operate Alaska’s Largest Network, Covering More than 95 percent of the State’s Population
•	Network Will Provide Next Generation Wireless Services To Alaska Communications and GCI Subscribers
•	The Alaska Wireless Network Is A Competitive Response To National Carriers

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) and Alaska Communications Systems Group, Inc. (“Alaska Communications”) (NASDAQ:ALSK) announced today that they have signed definitive agreements to form The Alaska Wireless Network, LLC (AWN), a Delaware limited liability company that will hold and operate both companies’ wireless facilities. AWN will design and operate an Alaska statewide wireless network to provide next generation wireless service plans for GCI and Alaska Communications wireless customers. GCI and Alaska Communications will continue to market and sell these plans independently to their respective retail customers.

Under the terms of the definitive agreements, which have been approved by the boards of directors of each company, GCI and Alaska Communications each will contribute to AWN their respective wireless assets, including spectrum licenses, cell sites and backhaul facilities, switching systems, and certain other assets necessary to operate a statewide wireless network. As part of the transaction, GCI will purchase $100 million of wireless assets from Alaska Communications and contribute them to AWN.

 Alaska Communications will own one-third and GCI will own two-thirds of AWN.  During the first four years of AWN’s operations, Alaska Communications will be eligible to receive preferential cash distributions totaling $190 million. GCI will receive all remaining available cash distributions over the same period. Following the initial four year period, GCI and Alaska Communications will receive distributions proportional to their ownership interests in AWN.

AWN will be managed by GCI. Wilson Hughes, GCI’s current chief operating officer, has agreed to serve as AWN’s first president and chief executive officer (CEO). In the interim before the closing, Hughes will serve as GCI’s executive vice president – wireless and lead a GCI team planning the post-closing transition to AWN. The AWN transaction is subject to Hart-Scott-Rodino review, requires FCC approval for transfer of Alaska Communications, and GCI’s wireless spectrum licenses to AWN and is subject to other customary conditions. The transaction is expected to close by the second quarter of 2013.

“GCI and Alaska Communications are pleased to reach these agreements,” said Alaska Communications president and CEO Anand Vadapalli and GCI president and CEO Ron Duncan. “The wireless business is capital intensive, requires scale to compete successfully against national carriers, and demands more spectrum than either company individually owns. By combining our respective wireless assets, GCI and Alaska Communications can provide a state-of-the-art Alaska wireless network owned and operated by Alaskans for Alaskans.  We believe that The Alaska Wireless Network will provide the fastest, most geographically extensive, and most reasonably priced wireless services for Alaska subscribers, allowing us each to compete more effectively in the retail market.”

From the start, AWN will have the most extensive coverage in Alaska, covering more than 95 percent of Alaska’s population. Initially, AWN will serve the more than 250,000 GCI and Alaska Communications urban and rural subscribers and lifeline subscribers. In its first year of operations, AWN is expected to have EBITDA of approximately $120 million and capital expenditures of approximately $40 million. Synergies from the transaction are expected to total $30 million a year, starting in the second year of operations. The synergies are expected to be split equally between capital and operating expenses.

GCI expects to finance the $100 million asset purchase by refinancing its senior credit facility. Exclusive of transaction fees, Alaska Communications intends to use all the upfront cash proceeds of $100 million to strengthen its balance sheet by both paying down some of its term loan facility and increasing cash reserves. Evercore Partners served as advisor for Alaska Communications in this transaction.

About Alaska Communications

Headquartered in Anchorage, Alaska Communications (NASDAQ:ALSK) is a leading provider of high-speed wireless, mobile broadband, Internet, local, long-distance and advanced broadband solutions for businesses and consumers in Alaska. The Alaska Communications network includes advanced broadband and voice networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. For more information, visit www.alaskacommunications.com or www.alsk.com.

Contact: Heather Cavanaugh, (907) 564-7722; heather.cavanaugh@acsalaska.com

About GCI

            A pioneer in bundled services, GCI is a top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market.  GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs.  More information about GCI can be found at www.gci.com.

Investor Relations-

Contact: Bruce Broquet, (907) 868-6660; bbroquet@gci.com

Media Relations-

Contact: David Morris, (907) 265-5396; dmorris@gci.com

Non-GAAP Financial Measures

This joint release includes information related to management's estimate of EBITDA for AWN. EBITDA, in this context, may not be consistent with EBITDA measures used by other companies, are not measurements under generally accepted accounting principles (GAAP) and should not be considered a substitute for other measures of financial performance recorded in accordance with GAAP. Management of GCI and Alaska Communications believe that EBITDA provides useful information to investors.

Forward-Looking Statements

This joint release includes certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management.  Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside GCI or Alaska Communications control.  For further information regarding risks and uncertainties associated with either company’s business, please refer to either GCI’s or Alaska Communications’ SEC filings.

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